Exhibit 21.1

Subsidiaries of DFP Healthcare Acquisitions Corp.

Name of Subsidiary	Jurisdiction of Organization
Orion Merger Sub I, Inc.	Delaware
Orion Merger Sub II, LLC	Delaware